EXHIBIT 99.2

UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS OF AMERICAN EAGLE OUTFITTERS, INC.

The following unaudited pro forma condensed consolidated financial information of American Eagle Outfitters, Inc. (the "Company") gives effect to the disposition of the Bluenotes business by the Company to a private company controlled by Mr. Michael Gold, owner of YM Inc., (Sales), a prominent Canadian retailer (the "Purchaser").  The accompanying unaudited pro forma condensed consolidated statements of operations for the nine month period ended October 30, 2004 and for the year ended January 31, 2004 give effect to the disposition as if it had occurred on February 2, 2003.  The unaudited pro forma condensed consolidated balance sheet as of October 30, 2004 reflects the disposition as if it had occurred on that date.  All pro forma adjustments are described in the notes to the unaudited condensed consolidated financial statements and are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances.

This pro forma information is based on and should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended January 31, 2004 and the Company's Quarterly Report on Form 10-Q for the period ended October 30, 2004.  The unaudited pro forma financial information is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the transaction has taken place on the dates indicated and is not necessarily indicative of future financial position or results of operations.

AMERICAN EAGLE OUTFITTERS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF OCTOBER 30, 2004
(In thousands) Assets	As Reported	Pro Forma Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$273,755	$11,979	(A)	$285,734
Short-term investments	110,885	-		110,885
Merchandise inventory	204,972	(12,419)	(B)	192,553
Other current assets	87,455	9,342	(C)	96,797
Total current assets	677,067	8,902		685,969
Property and equipment, at cost, net of accumulated depreciation and amortization	310,512	(13,297)	(B)	297,215
Other assets, net of accumulated amortization	69,646	2,021	(D)	71,667
Total assets	$1,057,225	$(2,374)		$1,054,851

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$84,303	$ -		$84,303
Other liabilities and accrued expenses	130,546	3,763	(E)	134,309
Total current liabilities	214,849	3,763		218,612
Non-current liabilities:
Other non-current liabilities	21,933	-		21,933
Total non-current liabilities	21,933	-		21,933
Stockholders' equity:
Common stock	755	-		755
Contributed capital	215,537	-		215,537
Accumulated other comprehensive income	14,065	2,339	(F)	16,404
Retained earnings	636,886	(8,476)	(G)	628,410
Deferred compensation	(1,782)	-		(1,782)
Treasury stock	(45,018)	-		(45,018)
Total stockholders' equity	820,443	(6,137)		814,306
Total liabilities and stockholders' equity	$1,057,225	$(2,374)		$1,054,851
See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMERICAN EAGLE OUTFITTERS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended October 30, 2004
(In thousands, except per share amounts)	As Reported	Pro Forma Adjustments (H)	Pro Forma
Net sales	$1,267,233	$(58,772)	$1,208,461
Cost of sales, including certain buying, occupancy and warehousing expenses	715,682	(46,686)	668,996
Gross profit	551,551	(12,086)	539,465
Selling, general and administrative expenses	321,330	(16,328)	305,002
Depreciation and amortization expense	46,482	(3,529)	42,953
Operating income	183,739	7,771	191,510
Other income, net	901	(115)	786
Income before income taxes	184,640	7,656	192,296
Provision for income taxes	71,860	2,848	74,708
Net income	$112,780	$4,808	$117,588

Basic income per common share	$1.56		$1.63
Diluted income per common share	$1.51		$1.58

Weighted average common shares outstanding - basic	72,253		72,253
Weighted average common shares outstanding - diluted	74,468		74,468

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMERICAN EAGLE OUTFITTERS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended January 31, 2004
(In thousands, except per share amounts)	As Reported	Pro Forma Adjustments (H)	Pro Forma
Net sales	$1,519,968	$(82,948)	$1,437,020
Cost of sales, including certain buying, occupancy and warehousing expenses	965,716	(69,468)	896,248
Gross profit	554,252	(13,480)	540,772
Selling, general and administrative expenses	379,289	(23,635)	355,654
Depreciation and amortization expense	56,281	(4,926)	51,355
Goodwill impairment loss	14,118	(14,118)	-
Operating income	104,564	29,199	133,763
Other income, net	2,021	(5)	2,016
Income before income taxes	106,585	29,194	135,779
Provision for income taxes	46,585	5,810	52,395
Net income	$60,000	$23,384	$83,384

Basic income per common share	$0.84		$1.17
Diluted income per common share	$0.83		$1.15

Weighted average common shares outstanding - basic	71,113		71,113
Weighted average common shares outstanding - diluted	72,207		72,207

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMERICAN EAGLE OUTFITTERS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments

(A)  Adjustment to reflect cash proceeds from the sale of $12.3 million, partially offset by $0.3 million of working capital adjustments.

(B)  Adjustment to reflect assets sold to the Purchaser.

(C)  Adjustment primarily to record $9.4 million in accounts receivable which represents proceeds from the sale.  This amount is estimated based upon expected future inventory sales by the purchaser through April 2, 2005, in accordance with the purchase agreement.

(D)  Adjustment to reflect an increase in the income tax benefit attributed to the net operating loss caused by the pro forma loss on the transaction.  No valuation allowance has been recorded against this amount as the Company anticipates that future taxable income in Canada will be sufficient to utilize the full amount of the deferred tax asset.

(E)  Adjustment to reflect accruals of $3.8 million in estimated direct expenses, including various personnel expenses, real estate/legal fees and appropriate reserves and taxes for the transaction.  Note that the accruals of estimated direct expenses and appropriate reserves were not considered in preparation of the pro forma income statements as these amounts were deemed nonrecurring in nature.

(F)  Adjustment to reflect the reversal of accumulated other comprehensive income related to foreign currency translation.

(G)  Adjustment to reflect the pro forma loss resulting from the sale, net of tax benefit.

(H)  Adjustment to reflect the elimination of revenue, expenses and related taxes attributed to Bluenotes.